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Exhibit 10.76

Wynn Starr Special Products LLC
5 Pearl Court
Allendale, NJ 07401

October 20, 2006

Mr. Richard Falcone
Tasker Products Corp.
39 Old Ridgebury Road—Suite 14
Danbury, CT 06810

Mr. David L. Dickinson
Pharlo IP, LLC
96 Willard Street, Ste. 101
Cocoa, FL 32922

Gentlemen:

        We entered into an Exclusive Field Of Use License Agreement and Product Sale Agreement dated as of September 16, 2004 ("Agreement") with Tasker Products Corp. f/k/a Tasker Capital Corp., Pharlo Citrus Technologies, Inc. and Indian River Labs, LLC. Under this agreement, the undersigned was granted the exclusive license to market and distribute the Licensed Product (as defined therein) based on the Licensed Technology (as that term is defined in the aforementioned Agreement) within the United States of America (U.S.) and Canada. The Agreement was modified by amendment effective March 18, 2005 ("March 18 Amendment"), which modification expanded the Licensed Territory (as defined therein) to worldwide.

        We would now like to further modify the Agreement with respect to some additional provisions as follows:

1.    Paragraph 4 of the "Agreement" shall be deleted in its entirely and as amended, shall read as follows:

          "4. Royalty Payments:

          4(a). In further consideration of the License, Licensee hereby agrees to pay Licensor a royalty of 70% (U.S.) of the Net Sales Price for each gallon of Licensed Products sold by Licensor, Licensee or any sublicensee hereunder for which payment has been received from a customer ("Per Unit Royalty"), subject to the limitations set forth in clause 4(c) below, provided, that should the Per Unit Royalty equal less than Licensor's per gallon manufacturing costs plus 40% of the per gallon manufacturing costs for any Licensed Product ("Cost Plus"), then, unless otherwise agreed to by the parties in advance, in writing, in place of the Per Unit Royalty Licensee shall pay Licensor a royalty of Cost Plus for each gallon of such Licensed Products sold by Licensee or any sublicensee hereunder for which payment has been received from a customer ("Cost Plus Royalty"). Manufacturing costs will be established by Licensor within seven (7) days following the date of this Amendment. To the extent that the manufacturing cost varies by greater than five percent (5%), the parties agree to equally share the additional cost or savings of the manufacturing costs, as the case may be. Payment to Licensor of the Per Unit Royalty and/or the Cost Plus Royalty shall be made by Licensee within fifteen (15) days following receipt by Licensee or its sublicensee from a customer of any and all payments for Licensed Products.

          4(b). "Net Sales Price" shall mean the respective gross sales price at which a gallon of each of the Licensed Products is sold to a customer, less the per gallon cost of returns, taxes, duties, shipping and other non-pass through costs.

          4(c). To the extent that Net Sales Price of a Licensed Product exceeds $100 per gallon, Licensee,Licensor and Pharlo shall share equally in the amount of such excess (it being understood that the terms of clause 4(a) above shall not apply to such excess), which amounts shall be paid by Licensee to Licensor and Pharlo within fifteen (15) days after receipt of payment by Licensee from its customers.

        Each party shall be entitled to approve the creditworthiness of any customer placing an order in excess of three hundred thousand dollars ($300,000) or other selective customers at the reasonable discretion of a party, before Licensee sells any Licensed Product to such customer hereunder."

2.
Paragraph 13 shall be amended to read as follows:

    "Licensee shall not have the right to grant a sublicense under this Agreement without prior written consent of the Licensor, which consent shall not be unreasonably withheld. Neither party shall have the right to assign all or any portion of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld."

3.
Add new Paragraph 22 as follows:

"22.
Target Criteria:

          22(a). Licensee shall, within twenty four (24) months from January 1, 2007 ("Target Date"), have sold and implemented the Licensed Technology to and in (i) fifteen percent (15%) of the approximately 200 U.S. poultry processing plants and (ii) a commercially reasonable number of poultry plants in countries outside of the U.S. ("Target Criteria"). Obtaining regulatory approval outside of the U.S., to the extent necessary, shall be the responsibility of Licensor.

          22(b). Licensor and Licensee acknowledge and agree that Licensor has received a "No Objection" letter from the USDA that allows Licensor and Licensee to implement the Licensed Technology for use in scalder and post pick spray booth applications. It shall be the responsibility of Licensor to obtain from the USDA "No Objection" letters with respect to the intervention functions of the post chill dip, the picker, the chill tank and the online processing functions of poultry processing plants in the U.S.

          22(c). Should Licensee fail to achieve the Target Criteria, Licensor shall have the right to immediately terminate this Agreement, provided, that should Licensee have sold and implemented the Licensed Technology to and in twelve (12) of the U.S. poultry processing plants by the Target Date, then Licensee shall have an additional twelve (12) months to achieve the Target Criteria. Should Licensee fail to fully achieve the Target Criteria after the additional twelve (12) month period, this Agreement shall automatically terminate, unless agreed otherwise in advance, in writing, by the parties."

4.    Except as specifically amended hereby and by the March 18 Amendment, the Agreement is in all respects ratified and confirmed.

        If the foregoing correctly sets forth our agreement, please sign and return to the undersigned a copy of this letter.

Very truly yours,

Wynn Starr Special Products LLC

By:	/s/ STEVEN ZAVAGLI Steven Zavagli, President
Agreed to:
Tasker Products Corp. f/k/a Tasker Capital Corp.		Pharlo IP, LLC, Formerly, Indian River Labs LLC and Pharlo Citrus Technologies, Inc.
By:	/s/ RICHARD FALCONE Mr. Richard Falcone, President and CEO	By:	/s/ DAVID L. DICKINSON David L. Dickinson

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Wynn Starr Special Products LLC 5 Pearl Court Allendale, NJ 07401